UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  08/01/2005

CDI Corp.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of Principal Executive Offices, Including Zip Code)

(215) 569-2200
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On August 1, 2005, CDI Corp. and Roger H. Ballou (the company's President and Chief Executive Officer) agreed on the terms of a new employment agreement. Mr. Ballou's existing employment agreement expires on September 30, 2005. The new agreement will extend the term of Mr. Ballou's employment to September 30, 2008. The compensation which Mr. Ballou will receive under his new employment agreement consists of base salary, stock options, restricted stock and cash bonuses, as summarized below.

Base Salary: Mr. Ballou's base salary will be $605,000 during the first year of the new agreement, $625,000 during the second year, and $687,500 during the third year.

Stock Options: Mr. Ballou will be eligible to receive up to 50,000 stock options in 2006 depending upon the company's attainment of certain earnings per share targets and the determination by the Compensation Committee of the CDI Board of Directors regarding Mr. Ballou's performance in attaining certain goals established by the Board. The 2006 stock options will vest over the three-year period of Mr. Ballou's employment agreement provided that he remains employed by CDI on each vesting date. Mr. Ballou may also receive up to 30,000 stock options in 2007 depending upon the extent to which performance goals to be established by the Compensation Committee are met. The 2007 stock options will vest on September 30, 2007 and September 30, 2008. All of the stock options will have an exercise price equal to the market price of CDI stock at the time they are granted.

Restricted Stock: Under his new employment agreement, Mr. Ballou may receive up to 35,000 shares of restricted stock. Provided that he remains employed by CDI, 5,000 restricted shares will be granted in each of 2006, 2007 and 2008, which shares will vest over the three-year period of Mr. Ballou's employment agreement. An additional 5,000 restricted shares will be granted in 2007 and 15,000 restricted shares will be granted in 2008 if he achieves the performance goals established by the Compensation Committee for 2006 and 2007, respectively. Those performance-based restricted shares will vest over the remaining term of the new employment agreement.

Cash Bonuses: Mr. Ballou will be eligible to receive cash bonuses for 2006, 2007 and 2008 depending on the attainment of goals based on the company's operation plans for those years. The goals will include a target goal and a maximum performance goal. The bonus to be paid to Mr. Ballou for achieving the target goal for a year will be 75% of his base salary for that year, and the bonus he will receive upon attaining the maximum goal will be 120% of his base salary for that year.

Severance: If Mr. Ballou's employment is terminated (a) by the company other than for cause or (b) by Mr. Ballou if he is assigned duties that are materially inconsistent with his position, or his place of employment is moved outside the Philadelphia area or, following a change in control of CDI, his title is changed or his principal place of employment is relocated by more than fifty miles, then the company will continue to pay his base salary until the expiration of a twelve-month severance period or the remainder of his new three-year employment term, whichever is less, provided that Mr. Ballou signs a release and waiver of all claims against CDI.

Restrictive Covenants: The new employment agreement also contains covenants restricting Mr. Ballou from competing with CDI or soliciting its customers and employees following the expiration or termination of his employment.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CDI Corp.

Date: August 05, 2005.	By:	/s/ JOSEPH R. SEIDERS
JOSEPH R. SEIDERS
Senior Vice President & General Counsel